6 September 2005

Crusade Management Limited
Level 8
182 George Street
Sydney  NSW  2000

Dear Sirs

CRUSADE GLOBAL TRUST NO. 2 OF 2005

We have acted for Crusade Management Limited (CRUSADE MANAGEMENT) in connection with the Crusade Global Trust No. 2 of 2005 (the TRUST) constituted under the
Master Trust Deed dated 14 March 1998 between Perpetual Trustee Consolidated
Limited (the TRUSTEE) and Crusade Management.

Definitions in the Prospectus as filed with the Securities and Exchange
Commission under the US Securities Act of 1933 (the PROSPECTUS) apply in this opinion. RELEVANT JURISDICTION means the Commonwealth of Australia or New South
Wales. No assumption or qualification in this opinion limits any other assumption or qualification in it.

1.       DOCUMENTS

         We have examined a copy of the Prospectus.

2.       ASSUMPTION

         For the purposes of giving this opinion we have assumed that where a document has been submitted to us in draft form it will be executed in the form of that draft.

3.       QUALIFICATIONS

         Our opinion is subject to the qualification that we express no opinion as to any laws other than the laws of each Relevant Jurisdiction as in force at the date of this opinion and, in particular we express no opinion as to the Laws of England or the United States.

4.       OPINION

         Based on the assumptions and subject to the qualifications set out above (which, except where expressly stated, apply equally to each of the opinions below) we are of the following opinion.

         (a)   Any final and conclusive judgment of a court of the State of New
               York, USA, or the federal court of the United States having jurisdiction recognised by the Relevant Jurisdiction, in respect of an obligation under a Class A-1 Note, which is for a fixed sum of money, would be enforceable by action in the courts of each Relevant Jurisdiction without a re-examination of the merits of the issues determined by the proceedings in the New York State court or United States federal court, as applicable, unless:

               (i)  the proceedings in the New York State court or the United
                    States federal court, as applicable, involved a denial of
                    the principles or natural justice;

               (ii) the judgment is contrary to the public policy of the
                    Relevant Jurisdiction;

               (iii) the judgment was obtained by fraud or duress or was based on a clear mistake of fact;

               (iv) the judgment is a penal or revenue judgment; or

               (v)  there has been a prior judgment in another court between the same parties concerning the same issues as are dealt with in the judgment of the New York State court or the United
                    States federal court (as applicable).

               In particular, actions in a Relevant Jurisdiction (including as original actions or as actions to enforce judgments of a United
               States court) relating to civil liabilities predicated on
               securities laws of the United States may not be enforceable in a
               Relevant Jurisdiction.

         (b)   A judgment by a court in a Relevant Jurisdiction may be given in some cases only in Australian dollars.

We consent to the filing of this letter as an exhibit to the Registration
Statement on Form S-11 filed with the Prospectus, without admitting that we are
"experts" within the meaning of the US Securities Act of 1933 or the rules and regulations of the commission issued under that Act with respect to any part of the Registration Statement, including this exhibit.

Yours faithfully

/s/ Andrew Jinks
ANDREW JINKS
Partner
Andrew.Jinks@aar.com.au
Tel:  (02) 9230 4925